Exhibit 99.2

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA

	For the years ended December 31,		For the three-month periods ended September 30,
	2009	2010	2010	2011
Net income (loss) attributable to Amedisys, Inc.	$135,837	$112,580	$21,634	$(423,722)
Add:
Provision for income taxes	86,171	72,309	13,943	(135,640)
Interest expense, net	11,457	8,766	2,080	2,169
Depreciation and amortization	28,312	34,589	8,832	9,826

EBITDA (1)	$261,777	$228,244	$46,489	$(547,367)

Add:
Certain items (2)	—	15,947	6,279	574,889
Intangible write-off (2)	—	(2,216)	(873)	—
Valuation allowance adjustment	—	—	—	1,924

Adjusted EBITDA (3)	$261,777	$241,975	$51,895	$29,446

Adjusted Diluted Earnings Per Share Reconciliation

	For the years ended December 31,		For the three-month periods ended September 30,
	2009	2010	2010	2011
Diluted earnings (loss) per share	$4.89	$3.95	$0.76	$(14.73)
Add:
Certain items (2)	—	0.34	0.13	15.09

Adjusted diluted earnings per share (4)	$4.89	$4.29	$0.89	$0.36

(1)	EBITDA is defined as net income (loss) attributable to Amedisys, Inc. before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.
(2)	During the twelve-month period ended December 31, 2010 we incurred certain costs of $9.6 million ($5.9 million, net of tax or $0.21 per diluted share) associated with the realignment of operations including severance and legal expenses related to the United States Senate Committee on Finance inquiry and SEC and DOJ investigation. We also incurred costs associated with our exit activities of $13.6 million ($8.3 million, net of tax or $0.29 per diluted share) for the twelve-month period ended December 31, 2010, which includes $2.2 million, for the write-off of intangibles. During the three-month period ended September 30, 2010 we settled our Georgia indigent care liability for less than previously accrued of $3.7 million ($2.2 million, net of tax or $0.08 per diluted share) and during the three-month period June 30, 2010 we received the Centers for Medicare and Medicaid Services (“CMS”) bonus payments of $3.6 million ($2.2 million, net of tax or $0.08 per diluted share) as the result of a pay for performance demonstration.

During the three-month period ended September 30, 2011, recorded a $574.1 million estimated charge for the impairment of goodwill and other intangibles ($434.5 million, net of tax or $15.10 per diluted share) We also incurred certain costs of $2.7 million ($1.6 million, net of tax or $0.06 per diluted share) associated with acquisitions and related integrations costs and legal expenses related to the United States Senate Committee on Finance inquiry and the SEC and DOJ investigations. These charges were offset by the release of a valuation allowance related to specific deferred tax assets in the amount of $1.9 million ($1.9 million, net of tax or $0.07 per diluted share).

During the three-month period ended September 30, 2010, we incurred certain costs of $3.1 million ($1.8 million, net of tax or $0.06 per diluted share) associated with our realignment of our operations as well as legal expenses related to the United States Senate Committee on Finance inquiry and SEC investigation. We also incurred costs associated with our exit activities of $6.9 million ($4.2 million, net of tax or $0.15 per diluted share), which includes $0.9 million for the write-off of intangibles. In addition, during the three-month period ended September 30, 2010 we settled our Georgia indigent care liability amount of $3.7 million ($2.2 million net of tax or $0.08 per diluted share).

(3)	Adjusted EBITDA is defined as net income (loss) attributable to Amedisys, Inc. before provision for income taxes, net interest expense, depreciation and amortization plus certain items as described in footnote 2. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of adjusted EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.
(4)	Adjusted diluted earnings per share is defined as diluted earnings (loss) per share plus the earnings per share effect of certain items as described in footnote 2. Adjusted diluted earnings per share should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators or operating performance. This calculation of adjusted diluted earnings per share may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.